SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.

Date of Report: (Date of Earliest Event Reported) February 11, 2004

PANHANDLE ROYALTY COMPANY

(Exact name of registrant as specified in its charter)

OKLAHOMA	0-9116	73-1055775

(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Grand Centre Suite 210, 5400 North Grand Blvd., Oklahoma City, OK 73112

(Address of principal executive offices)

Registrant’s telephone number including area code: (405) 948-1560

ITEM 5 OTHER EVENTS
SIGNATURES

Panhandle Royalty Company
FORM 8-K
February 11, 2004

ITEM 5	OTHER EVENTS

This Form 8-K contains the Company’s press release discussing the fiscal first quarter ended December 31, 2003 financial results, which was released on February 11, 2004.

OKLAHOMA CITY, OK– PANHANDLE ROYALTY COMPANY (AMEX-PHX) reported fiscal 2004 first quarter revenues of $4,973,462. This provided a net income, after provision for income tax of $990,233 or 47 cents per share. Compared to last year’s quarter, revenue increased 11% and net income gained 52%. Average oil price received was $30.30 per barrel, an increase of 9%. Average gas price received was $4.16 per MCF, an increase of 9%. Oil production increased 9% to 30,066 barrels while hydrocarbons gas production decreased 2% to 934,032 MCF.

Year over year, quarterly cash flow from operations increased 61% to $3,791,538. Capital expenditures for oil and gas activities decreased 11% to $1,992,210. Assets, compared to last year’s quarter, showed an increase of 7% to $49,486,868, while shareholders equity increased 34% to $23,183,662. A dividend of 8 cents per share was paid during the quarter, an increase of 14%.

In making the announcement, H W Peace II, Company President and CEO stated:

“This quarter set a new record for first quarter revenue and was second in net income only to the first quarter of fiscal 2000, when we had even higher average oil and gas prices approaching $32/barrel and $5/MCF. Higher price received for both oil and gas are the principal reason for increased revenue and net income. Oil production grew due to the late fiscal 2003 completion of two excellent oil wells, plus, an increase in condensate production from new Cleveland sand gas wells in Dewey County, Oklahoma. At quarter’s end, December 31, Panhandle had committed to participate with a working interest in 125 new wells, including 36 that were drilling or testing at fiscal year-end (9/30/03). During the quarter, 29 of these were completed with only 3 being dry for a 90% success rate. Additionally, we had a royalty interest only in 51 completions with 4 being dry for a success rate of 92%. First revenue was received from two of the new working interest and twenty of the new royalty interest producers during the quarter.”

“We are experiencing an increase in the number of wells drilling and completed compared to last year, however, we had a decline in the amount spent on these wells during the quarter compared to last year. The principal reason for this decrease in well expenditures is that last March an agreement was made with the most active operator of wells where PHX has an interest to pay well costs on monthly invoice rather than a total completed cost before the well commences. This has spread out well costs compared to last year when we prepaid several large interest wells during the first quarter. We expect capital expenditures for new wells to slowly increase during the remainder of the year with an expectation of these costs to be approximately $8,000,000 for the year. We are budgeting for average year price to be about $5.00 per MCF for gas and $28.00 for oil. This will provide sufficient cash

Panhandle Royalty Company
FORM 8-K
February 11, 2004

flow for all drilling and allow us to further reduce debt acquired from the fiscal 2002 acquisition of Wood Oil Company. Within this fiscal first quarter that debt was reduced by $1,650,000 from free cash flow.”

	FIRST-QUARTER-ENDED DECEMBER 31,

	2003	2002

Revenues	$4,973,462	$4,463,748
Income (Loss) Before Cumulative Effect of Accounting Change	$990,233	604,981
Cumulative Effect of Accounting Change, Net of Taxes of $28,500 (1)	—	46,500

Net Income (Loss)	$990,233	$651,481

Cash Provided by Operating Activities	$3,791,538	$2,359,017
Average Shares Outstanding – Diluted	2,112,416	2,101,802
Diluted Earnings (Loss) per Share:
Income before Cumulative Effect of Accounting Change	$.47	$.29
Cumulative Effect of Accounting Change (1)	—	.02

Net Income	$.47	$.31

Barrels Sold	30,066	27,609
Average Sales Price per Barrel	$30.30	$27.76
MCF Sold	934,032	951,535
Average Sales Price per MCF	$4.16	$3.82

(1)	Represents the income effect of the adoption, on October 1, 2002, of SFAS No. 143, Accounting for Asset Retirement Obligations

Panhandle Royalty Company (AMEX-PHX) is a publicly held diversified mineral holding company engaged in the acquisition, ownership, management and development of its fee minerals. It actively participates in the exploration, drilling, production and acquisition of hydrocarbons on internally and externally generated prospects. Its stock is traded on the American Stock Exchange under the symbol PHX. The Company’s office is located in Oklahoma City while its mineral holdings and production are situated in Oklahoma, New Mexico, Texas and 19 other states.

Panhandle Royalty Company

FORM 8-K

February 11, 2004

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PANHANDLE ROYALTY COMPANY

DATE:	February 11, 2004	/s/ Michael C. Coffman

Michael C. Coffman, Vice President Chief Financial Officer, Secretary & Treasurer

4